Exhibit 99.1

Equinix Declares Special Distribution

REDWOOD CITY, Calif., Sept. 28, 2015 /PRNewswire/ -- Equinix, Inc. (Nasdaq: EQIX), the global interconnection and data center company, today announced that its Board of Directors has declared a special distribution of $627.0 million, or approximately $10.95 per share based on the number of shares currently outstanding (the "2015 Special Distribution"), to its common stockholders in connection with Equinix's conversion to a real estate investment trust ("REIT") effective January 1, 2015.

The 2015 Special Distribution is in an amount that includes the sum of: (1) estimated foreign earnings and profits repatriated as dividend income to be recognized in 2015; (2) taxable income in 2015 from depreciation recapture in respect of accounting method changes commenced in Equinix's pre-REIT period; and (3) certain other items of taxable income. Equinix expects that the value of the 2015 Special Distribution, plus all its other distributions during 2015, will equal or exceed the taxable income that Equinix expects to recognize in 2015.

The 2015 Special Distribution is payable on November 10, 2015 to Equinix's common stockholders of record as of the close of business on October 8, 2015. Common stockholders can elect to receive payment of the 2015 Special Distribution in the form of stock or cash, with the total cash payment to all stockholders limited to no more than $125.4 million, or 20% of the total distribution. The amount of shares to be distributed will be determined based upon common stockholder elections and the average closing price on the three trading days commencing November 3, 2015. Election forms will be mailed or otherwise delivered to all common stockholders promptly following the record date.

About Equinix
Equinix, Inc. (Nasdaq: EQIX) connects the world's leading businesses to their customers, employees and partners inside the most interconnected data centers. In 33 markets across five continents, Equinix is where companies come together to realize new opportunities and accelerate their business, IT and cloud strategies. www.equinix.com.

Forward Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenue from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc.
International Business Exchange is a trademark of Equinix, Inc.

CONTACT: Equinix Investor Relations: Katrina Rymill, (650) 598-6583, krymill@equinix.com; or Paul Thomas, (650) 598-6442, pthomas@equinix.com; or Equinix Media: Liam Rose, (650) 598-6590, lrose@equinix.com; or Golin for Equinix, Inc., Alisa Davis, (415) 318-4339, adavis2@golin.com